Woodward Reports Second Fiscal Quarter and Six Months Results

ROCKFORD, IL -- 04/25/2005 -- Woodward Governor Company today reported financial results for its second fiscal quarter and six months ended March 31, 2005.

Net sales for the quarter were $210,619,000, up 22 percent from $172,951,000 for the second quarter last year. Earnings before income taxes were $20,290,000 for the quarter compared with $14,589,000 for the same quarter a year ago. These results included the benefit of net reductions in the accruals for workforce management costs of $1,731,000 this year compared to $348,000 last year. Net earnings for the quarter were $12,979,000, or $1.11 per share, compared with $9,105,000, or $0.79 per share in last year's second quarter (all per share amounts are diluted).

"Our key markets continue to grow, and we are encouraged by their strength," said Chairman and Chief Executive Officer John Halbrook. "By developing the right products and services that have helped our customers achieve their competitive objectives, we are seeing increased sales and earnings."

Industrial Controls' net sales for the second quarter were $136,031,000, compared with $104,832,000 a year ago, an increase of 30 percent. Segment earnings were $10,095,000, compared with $5,374,000 a year ago. Segment earnings benefited from net reductions in the accruals for workforce management costs of $1,731,000 in this year's second quarter and $348,000 in last year's second quarter. The accruals were reduced as the result of changes in estimates for termination benefits payable.

The current workforce management actions primarily relate to the consolidation of our European operations. We will begin to realize savings from our consolidation activities as members leave the company over the next four quarters, and we expect to incur additional costs totaling approximately $2,800,000 during that same period. Once fully implemented, annual savings are expected to range from $9,000,000 to $11,000,000.

"Industrial Controls benefited from a broad industrial recovery that encompassed power generation, transportation, and process industries, including the mobile industrial and marine markets," continued Mr. Halbrook. "In addition, our strategy of investing in product development to build market share has contributed to the increased sales achieved in the second quarter. We believe that Industrial Controls' revenue growth will increasingly translate into improved operating leverage as we realize substantial savings from the European consolidation."

Aircraft Engine Systems' net sales for the second quarter were $74,588,000, compared with $68,119,000 in the same quarter a year ago, an increase of 9 percent. Segment earnings for the quarter increased 16 percent to $15,922,000 from $13,679,000.

"In Aircraft Engine Systems, our revenue improvements reflect the favorable trends in commercial aviation. We experienced a modest growth in commercial OEM sales, as Boeing and Airbus ramp up their production levels for narrow and widebody aircraft. Also, there has been an increased demand for commercial aftermarket spare parts and repair and overhaul services," said Halbrook.

For the six months ended March 31, 2005, consolidated net sales were $399,944,000, an increase of 20 percent from $331,924,000 for the corresponding period a year ago. Earnings before income taxes were $39,330,000 for the six-month period compared with $26,610,000 for the same period last year. These pre-tax earnings included a first fiscal quarter gain on the sale of certain product line rights of $3,834,000. They also included net reductions in workforce management accruals totaling $1,243,000 in this year's six-month period and $280,000 in last year's six-month period. Net earnings for the six-month period were $24,974,000, or $2.14 per share, compared with $16,498,000, or $1.43 per share last year.

Mr. Halbrook concluded, "Our markets are strong and indications suggest that the strength will continue. While our sales are dependent on how vigorous our markets remain, we anticipate higher sales for the second half of this fiscal year as compared to the first half. Our earnings will continue to be affected by the costs associated with the consolidation of our European operations. However, we expect these additional costs to be partially offset by savings from these actions. As a result of these items and the gain on the product line sale in the first quarter, we now anticipate our full-year earnings to be in the range of $3.85 to $4.15 per share."

Woodward will hold an investor conference call at 7:30 a.m. CT on Tuesday, April 26, 2005, to provide an overview of the second quarter and six months' financial performance, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call or a recording at our website, www.woodward.com.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation, and process automation equipment. The company's innovative control, fuel delivery, combustion, and automation systems help customers worldwide operate cleaner, more cost effective, and more reliable equipment. Woodward is headquartered in Rockford, Illinois, and serves global markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K/A for the year ended September 30, 2004. Woodward's Form 10-Q for the quarterly period ending March 31, 2005 is expected to be available by May 5, 2005.

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050

Woodward Governor Company and Subsidiaries
STATEMENTS OF CONSOLIDATED EARNINGS

(Unaudited - in thousands  Three months ended         Six months ended
  except per share              March 31,                 March 31,
  amounts)                  2005         2004         2005         2004
                         ----------   ----------   ----------   ----------
Net sales                $  210,619   $  172,951   $  399,944   $  331,924
                         ----------   ----------   ----------   ----------
Costs and expenses:
  Cost of goods sold        157,520      130,063      300,793      247,752
  Sales, general, and
   administrative
   expenses                  19,559       16,899       38,256       34,910
  Research and
   development costs         11,690        9,169       22,295       18,795
  Amortization of
   intangible assets          1,780        1,820        3,556        3,430
  Interest expense            1,525        1,451        2,894        2,695
  Interest income              (402)        (213)      (1,037)        (786)
  Other income               (1,470)        (898)      (6,371)      (1,859)
  Other expense                 127           71          228          377
                         ----------   ----------   ----------   ----------
  Total costs and
   expenses                 190,329      158,362      360,614      305,314
                         ----------   ----------   ----------   ----------
Earnings before income
 taxes                       20,290       14,589       39,330       26,610
Income taxes                  7,311        5,484       14,356       10,112
                         ----------   ----------   ----------   ----------
Net earnings             $   12,979   $    9,105   $   24,974   $   16,498
                         ==========   ==========   ==========   ==========

Per share amounts:
Basic                    $     1.14   $     0.81   $     2.20   $     1.46
Diluted                  $     1.11   $     0.79   $     2.14   $     1.43
                         ==========   ==========   ==========   ==========

Weighted-average number
 of shares outstanding:
Basic                        11,390       11,276       11,359       11,269
Diluted                      11,703       11,557       11,672       11,507
                         ==========   ==========   ==========   ==========
Certain reclassifications have been made to the financial statement line items for the three and six months ended March 31, 2004, to conform to the
2005 presentation.

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                             At March 31, At September 30,
(Unaudited - in thousands)                       2005           2004
                                              ----------     ----------

Assets
  Current assets:
    Cash and cash equivalents                 $   65,024     $   48,895
    Accounts receivable                           99,613         99,277
    Inventories                                  153,372        138,708
    Deferred income taxes                         18,842         16,852
    Other current assets                           4,280          5,064
                                              ----------     ----------
      Total current assets                       341,131        308,796

  Property, plant, and equipment-net             113,983        117,310
  Goodwill                                       132,308        131,542
  Other intangibles-net                           82,333         85,711
  Deferred income taxes                              781          4,318
  Other assets                                    10,431          6,617
                                              ----------     ----------
Total assets                                  $  680,967     $  654,294
                                              ==========     ==========

Liabilities and shareholders' equity
  Current liabilities:
    Short-term borrowings                     $    4,945     $    5,833
    Current portion of long-term debt             13,715            956
    Accounts payable                              38,451         35,207
    Accrued liabilities                           62,331         65,573
    Income taxes payable                             880          3,703
                                              ----------     ----------
      Total current liabilities                  120,322        111,272

  Long-term debt, less current portion            75,708         88,452
  Other liabilities                               73,051         68,709
                                              ----------     ----------
  Total liabilities                              269,081        268,433
  Shareholders' equity                           411,886        385,861
                                              ----------     ----------
Total liabilities and shareholders' equity    $  680,967     $  654,294
                                              ==========     ==========

Woodward Governor Company and Subsidiaries
OTHER SELECTED INFORMATION

                           Three months ended         Six months ended
(Unaudited -                    March 31,                 March 31,
 in thousands)              2005         2004         2005         2004
                         ----------   ----------   ----------   ----------
External net sales:
  Industrial Controls    $  136,031   $  104,832   $  258,386   $  201,651
  Aircraft Engine Systems    74,588       68,119      141,558      130,273

Segment earnings:
  Industrial Controls        10,095        5,374       15,150        9,965
  Aircraft Engine Systems    15,922       13,679       34,234       25,100

Workforce management costs:
  Member termination
   benefits                     384            -          872          151
  Member termination
   benefits adjustments      (2,115)        (348)      (2,115)        (431)
                         ----------   ----------   ----------   ----------
  Total workforce
   management costs          (1,731)        (348)      (1,243)        (280)
                         ----------   ----------   ----------   ----------

Capital expenditures          5,326        5,243        9,686        9,361

Depreciation expense          6,651        6,882       13,166       13,584
                         ==========   ==========   ==========   ==========
Segment earnings in the table above do not reflect nonsegment expenses, interest, and income taxes.

CONTACT:

Stephen P. Carter
Executive Vice President,
Chief Financial Officer and Treasurer
815-639-6800